Exhibit 99.1

News Release

Contact:	Ken Herz	Corporate Affairs
	(412) 234-0850	One Mellon Center
	herz.kb@mellon.com	Pittsburgh, PA 15258-0001

FOR IMMEDIATE RELEASE

JOHN L. KLINCK JR. NAMED MELLON VICE CHAIRMAN,

JOINS EXECUTIVE MANAGEMENT GROUP

PITTSBURGH, September 21, 2004 — Mellon Financial Corporation today announced that John (Jack) L. Klinck Jr. has been named a Vice Chairman by the Corporation’s Board of Directors. Klinck also has joined Mellon’s Executive Management Group, the most senior management body, which sets corporate strategies and policies and oversees day-to-day operations.

Klinck, who is London-based, is Chairman of Mellon Europe, responsible for developing and executing Mellon’s European growth strategy. He also is President of Investment Manager Solutions (IMS), which develops solutions for global financial institutions, including outsourcing, fund administration, software and performance analytics. Klinck reports to Martin G. McGuinn, Chairman and Chief Executive Officer, in his Mellon Europe role, and to Steven G. Elliott, Senior Vice Chairman, in his IMS capacity.

“Jack’s roles and responsibilities represent significant growth opportunities for Mellon, ones in which we are making significant investments. Jack’s appointment as a vice chairman, and to the Executive Management Group, reflects Mellon’s understanding of the potential of these businesses and its full commitment to them, as well as Jack’s outstanding accomplishments,” McGuinn said.

Before relocating to London from Pittsburgh in 2001, Klinck was Mellon’s head of Corporate Strategy and Development. In that role he led the sale of Mellon’s retail banking business to Citizens Financial Group. Prior to joining Mellon in 1997 as head of the credit card business, which was divested in 1999, Jack held various management positions with Signet Banking Corporation’s credit card business and with American Express.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and high net worth individuals, providing institutional asset management, mutual funds, private wealth management, asset servicing, human resources and investor solutions, and treasury services. Mellon has more than $3.6 trillion in assets under management, administration or custody, including more than $675 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited. News and other information about Mellon are available at www.mellon.com.

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